Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months and Year Ended December 31, 2006

Annual FFO Per Share Increases To $0.95 From $0.70.  Same-Store Revenue and NOI Increases Remain Strong.

SALT LAKE CITY, Utah, February 27, 2007 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months and year ended December 31, 2006.  “Our properties, as they have throughout the year, performed well in the fourth quarter with solid increases in both revenue and NOI.  Demand remains strong overall and we are well positioned heading into the new year,” said Kenneth M. Woolley, CEO and Chairman of Extra Space Storage Inc.

Fourth Quarter 2006 Highlights:

•                  Achieved funds from operations (“FFO”) of $0.26 per diluted share for the quarter and $0.95 per diluted share for the year.  FFO for the year was reduced by approximately $0.01 due to lease-up dilution from three wholly-owned development properties opened during the year.

•                  Increased same-store revenue and net operating income (“NOI”) 6.3% and 10.0%, respectively, for the quarter and 6.6% and 7.9%, respectively, for the year.

•                  Closed the acquisition of five self-storage properties for an aggregate cost of approximately $36.3 million.

•                  Announced the agreement to acquire 13 self-storage properties from AAAAA Rent-A-Space for approximately $150.2 million.

•                  Completed the development of one wholly-owned property at a cost of approximately $6.0 million and the expansion of four wholly-owned operating properties at a cost of approximately $8.0 million.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share.

The results for the three months and year ended December 31, 2006 include the operations of 567 properties, 219 of which were consolidated and 348 of which were held in joint ventures accounted for using the equity method, compared to the results for the three months and year ended December 31, 2005, which included the operations of 546 properties, 192 of which were consolidated and 354 of which were in joint ventures accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, third-party management fees and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended December 31, 2006 was $0.26 compared to $0.23 for the three months ended December 31, 2005.  FFO per fully diluted share for the year ended December 31, 2006 was $0.95 compared to $0.70 for the year ended December 31, 2005.  The FFO per share for the year ended December 31, 2006 was reduced by approximately $0.01 related to carrying costs associated with three wholly-owned development properties that were opened and operated during the year.  FFO available to common stockholders was $17.5 million for the three months ended December 31, 2006, as compared to $10.1 million for the three months ended December 31, 2005.  FFO available to common stockholders was $56.3 million for the year ended December 31, 2006, as compared to $27.2 million for the year ended December 31, 2005.  The following table sets forth the calculation of FFO (dollars are in thousands, except share data):

	For the Year Ended December 31,
	2006	2005
Net income (loss)	$14,876	$(4,966)

Plus:
Real estate depreciation	27,331	20,105
Amortization of intangibles	8,371	10,345
Joint venture real estate depreciation and amortization	4,773	2,186
Income allocated to Operating Partnership minority interest	985	—
Less:
Loss allocated to Operating Partnership minority interest	—	(434)

Funds from operations	$56,336	$27,236

Weighted average number of shares - basic
Common stock (excluding restricted shares)	54,980,325	35,481,538
OP units	3,799,442	3,283,059
Total	58,779,767	38,764,597

Weighted average number of shares - diluted
Common stock	55,473,698	35,481,538
OP units	3,799,442	3,283,059
Total	59,273,140	38,764,597

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income (loss) and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings because net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The Company believes that the values of real estate assets fluctuate due to market conditions and FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income (loss) and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three Months and Year Ended December 31, 2006:

Total revenues for the three months and year ended December 31, 2006 were $52.2 million and $197.3 million, respectively, compared to $44.9 million and $134.7 million, respectively, for the three months and year ended December 31, 2005. Net income for the three months and year ended December 31, 2006 was $6.7 million and $14.9 million, respectively, compared to a net loss of ($0.2) million and ($5.0) million, respectively, for the three months and year ended December 31, 2005. Contributing to the increase in revenues and net income were the following:

•                  a full year of operating results for the 70 wholly-owned properties, including 61 Storage USA properties, acquired during the year ended December 31, 2005;

•                  the acquisition of 25 wholly-owned properties during the year ended December 31, 2006;

•                  a full year of management fees related to additional joint-venture and third-party properties under management that were acquired during the year ended December 31, 2005; and

•                  continued revenue gains from the Company’s wholly-owned lease-up and stabilized properties.

Total expenses for the three months and year ended December 31, 2006 were $35.1 million and $137.6 million, respectively, compared to $32.9 million and $102.4 million, respectively, for the three months and year ended December 31, 2005.

Interest expense for the three months and year ended December 31, 2006 was $12.8 million and $51.0 million, respectively, compared to $14.2 million and $42.5 million, respectively, for the three months and year ended December 31, 2005.

Same-Store Portfolio Performance: The Company’s same-store stabilized portfolio consists of 103 properties wholly-owned and operated by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands):

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2006	2005	Change	2006	2005	Change
Same-store rental revenues	$21,397	$20,135	6.3%	$83,911	$78,683	6.6%
Same-store operating expenses	6,868	6,927	-0.9%	28,596	27,435	4.2%
Same-store net operating income	14,529	13,208	10.0%	55,315	51,248	7.9%

Non same-store rental revenues	23,719	18,219	30.2%	87,082	41,957	107.6%
Non same-store operating expenses	8,772	7,751	13.2%	33,647	18,528	81.6%

Total rental revenues	45,116	38,354	17.6%	170,993	120,640	41.7%
Total operating expenses	15,640	14,678	6.6%	62,243	45,963	35.4%

Same-store square foot occupancy as of quarter end	85.5%	85.4%		85.5%	85.4%

Properties included in same-store	103	103		103	103

The increase in revenue for the three months and year ended December 31, 2006 was predominantly due to higher rental rates to new and existing customers and the Company’s ability to maintain occupancy.  The increase in expenses for the year ended December 31, 2006 was primarily due to property tax reassessments and increased utilities expense.

“The increase in revenue and net operating income for the year is a testament to the success of all aspects of our operations.  Throughout the year, our operations, marketing and revenue management teams were able to promote, price and manage occupancy at our properties at a high level.  Having spent the year fine tuning the integration of the Storage USA people, processes and portfolio, our operating results also attest to the success of those efforts,” added Mr. Woolley.

 Property Acquisitions:

For the three months ended December 31, 2006, the Company acquired five properties located in Florida, New Jersey and Texas for approximately $36.3 million. For the year ended December 31, 2006, a total of 25 properties were acquired by the Company for approximately $167.1 million.  Subsequent to year-end, the Company acquired three properties located in Arizona, New Jersey and Tennessee for approximately $22.2 million.

On December 14, 2006, the Company entered into an agreement to acquire thirteen self-storage properties from various limited partnerships affiliated with AAAAA Rent-A-Space.  The purchase price for the properties is approximately $150.2 million and includes the assumption of approximately $20 million in debt.  Eleven of the properties to be purchased are located in the Bay Area of Northern California and two are located in Hawaii. This acquisition is subject to certain closing conditions and is currently expected to be completed in the second quarter of 2007.

Property Development and Expansion:

For the three months ended December 31, 2006, the Company completed the development of one wholly-owned property in Massachusetts for approximately $6.0 million.  In addition, the Company completed the expansion of four wholly-owned operating properties in California, Florida and Massachusetts adding approximately 90,000 square feet of rentable space for approximately $8.0 million.

For the year ended December 31, 2006, the Company completed the development of three wholly-owned properties in California, Florida and Massachusetts at a cost of approximately $16.6 million.  The Company also completed the development of three properties in which the Company owns a joint-venture interest for approximately $31.5 million and the expansion of four wholly-owned operating properties in California, Florida and Massachusetts for approximately $8.0 million.

Quarterly Dividend Declared and Paid:

On November 22, 2006 the Company announced its fourth quarter common stock dividend of $0.2275 per share. The dividend was paid on December 29, 2006 to stockholders of record as of December 15, 2006. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Balance Sheet Flexibility:

As of December 31, 2006, the ratio of total fixed rate debt to total debt was approximately 91.0%. The weighted average interest rate was 5.4% for fixed rate loans and 6.6% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.5%. The Company had $81.0 million of capacity on its line of credit, of which none was outstanding as of December 31, 2006.  Total debt, including trust preferred notes, was $948.2 million at December 31, 2006, compared to $866.8 million on December 31, 2005.

Kent Christensen, Executive Vice President and CFO, stated:  “Our balance sheet is strong with an attractive ratio of fixed to variable rate debt of 91%.  The common stock offering we completed in the third quarter solidified our balance sheet and we are in a good position to pursue growth opportunities through cash on-hand, our line of credit, and unleveraged, wholly-owned properties.”

Outlook:

For the three months ended December 31, 2006, the Company realized year-on-year growth in both revenue and NOI at its same-store stabilized portfolio and at its overall wholly-owned stabilized store portfolio (which includes the 57 stabilized properties acquired from Storage USA in July 2005). The Company estimates that revenues and NOI in the three months ending March 31, 2007 will be higher than revenues and NOI achieved in 2006 in the same period on these two groups of properties.  The 25 wholly-owned properties that the Company acquired in 2006 are performing at budgeted levels.  The Company’s 26 wholly-owned lease-up properties will continue to provide earnings growth as they continue to gain occupancy throughout 2007.  Demand in many of the Company’s core markets remains strong going into 2007.

Earnings Outlook:  For the three months ending March 31, 2007, the Company estimates fully diluted FFO to be in the range of between $0.23 and $0.25 per share.  For the year ending December 31, 2007, the Company estimates fully diluted FFO to be in the range of between $1.06 and $1.12 per share.

The Company’s estimates are forward-looking and based on management’s view of current and future market conditions, including the following assumptions.  The Company’s actual results may differ materially from these estimates:

•                  Wholly-owned stabilized property revenue and NOI growth of between 4% and 6%

•                  Wholly-owned lease up property revenue and NOI growth of between 18% and 24%

•                  Annual interest expense of approximately $63.5 million

•                  Weighted average number of outstanding shares of 68.9 million, including Operating Partnership (“OP”) units, at December 31, 2007.  Included is an estimated 1.3 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.  The Company’s annual FFO estimate does not include a follow-on offering of common shares.

•                  Estimates are given after taking into account between $1.2 million and $1.8 million of carrying costs associated with six newly opened wholly-owned development properties, three of which opened in 2006 and three of which are expected to be opened in 2007.  The equivalent number, which was not previously reported separately by the Company was $0.3 million and $0.6 million, respectively, for the three months and year ended December 31, 2006.

•                  Acquisition volume of between $250 million and $300 million including the three acquisitions already completed in 2007.  The volume of acquisitions is dependent upon the expected closing of the AAAAA Rent-A-Space acquisition.  The Company currently estimates the closing of this acquisition to occur in the second quarter of 2007.

•                  General and administrative expenses (net of development fees) of between $36.0 million and $37.0 million for the full year.  This amount includes estimated non-cash compensation expense of $2.6 million.

Mr. Woolley concluded:  “The past year proved to be another company-changing one for Extra Space Storage.  We made significant progress on many fronts and performed well operationally.  I am proud of the entire Extra Space Storage team and look forward to taking advantage of the opportunities ahead of us in 2007.”

 Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in Part I. Item 1A. “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  our ability to effectively compete in the industry in which we do business;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability; and

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on Financial Reports and the document entitled “Q4 2006 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 11:00 a.m. Eastern Time on Tuesday, February 27, 2007, to discuss its fourth quarter and year-end 2006 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Tuesday, February 27, 2007 at noon Eastern Time through Sunday, March 11, 2007 at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 69068605. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns or operates 641 self-storage properties in 32 states and Washington, D.C. The Company’s properties comprise more than 430,000 units and 46 million square feet rented by over 300,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31, 2006	December 31, 2005

Assets:
Real estate assets:
Net operating real estate assets	$1,382,055	$1,201,959
Real estate under development	35,336	10,719
Net real estate assets	1,417,391	1,212,678

Investments in real estate ventures	88,115	90,898
Cash and cash equivalents	70,801	28,653
Restricted cash	44,282	18,373
Receivables from related parties and affiliated real estate joint ventures	15,880	23,683
Notes receivable	—	12,109
Other assets, net	33,356	33,798
Total assets	$1,669,825	$1,420,192

Liabilities, Minority Interests, and Stockholders' Equity:
Notes payable	$828,584	$747,193
Notes payable to trusts	119,590	119,590
Line of credit	—	—
Accounts payable and accrued expenses	10,840	13,261
Other liabilities	32,098	23,785
Total liabilities	991,112	903,829

Minority interest in Operating Partnership	34,841	36,010
Other minority interests	317	225

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 64,167,098 and 51,765,795 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	642	518
Paid-in capital	822,181	626,123
Deferred stock compensation	—	(2,374)
Accumulated deficit	(179,268)	(144,139)
Total stockholders' equity	643,555	480,128
Total liabilities, minority interests, and stockholders' equity	$1,669,825	$1,420,192

	For the Three Months Ended December 31,
	2006	2005

Revenues:
Property rental	$45,116	$38,354
Management and franchise fees	5,186	5,319
Tenant insurance	1,710	1,019
Acquisition and development fees	—	96
Other income	163	135
Total revenues	52,175	44,923

Expenses:
Property operations	15,640	14,678
Tenant insurance	822	510
Unrecovered development and acquisition costs	14	18
General and administrative	9,010	8,193
Depreciation and amortization	9,586	9,527
Total expenses	35,072	32,926

Income before interest, loss on debt extinguishments, minority interest, equity in earnings of real estate ventures, and gain on sale of real estate assets	17,103	11,997

Interest expense	(12,755)	(14,229)
Interest income	1,664	760
Minority interest - Operating Partnership	(400)	15
Equity in earnings of real estate ventures	1,127	1,210
Net income (loss)	$6,739	$(247)

Net income (loss) per common share
Basic (1)	$0.11	$(0.01)
Diluted (1)	$0.10	$(0.01)

Weighted average number of shares
Basic	64,026,198	38,723,138
Diluted	68,264,744	38,723,138

Cash dividends paid per common share	$0.23	$0.23

(1) The basic and diluted income (loss) per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted.  No CCSs or CCUs had been converted as of December 31, 2006.

Extra Space Storage Inc.
Consolidated Statement of Operations
(Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2006	2005	2004

Revenues:
Property rental	$170,993	$120,640	$62,656
Management and franchise fees	20,883	10,650	1,651
Tenant insurance	4,318	1,882	—
Acquisition and development fees	272	992	1,200
Other income	798	564	213
Total revenues	197,264	134,728	65,720

Expenses:
Property operations	62,243	45,963	26,066
Tenant insurance	2,328	1,023	—
Unrecovered development and acquisition costs	269	302	739
General and administrative	35,600	24,081	12,465
Depreciation and amortization	37,172	31,005	15,552
Total expenses	137,612	102,374	54,822

Income before interest, loss on debt extinguishments, minority interest, equity in earnings of real estate ventures, and gain on sale of real estate assets	59,652	32,354	10,898

Interest expense	(50,953)	(42,549)	(28,491)
Interest income	2,469	1,625	251
Loss on debt extinguishments	—	—	(3,523)
Minority interest — Fidelity preferred return	—	—	(3,136)
Minority interest — Operating Partnership	(985)	434	113
Loss allocated to other minority interests	—	—	2,290
Equity in earnings of real estate ventures	4,693	3,170	1,387
Net income (loss) before gain on sale of real estate assets	$14,876	$(4,966)	$(20,211)

Gain on sale of real estate assets	—	—	1,749

Net income (loss)	$14,876	$(4,966)	$(18,462)

Preferred return on Class B, C, and E units	—	—	(5,758)
Loss on early redemption of Fidelity minority interest	—	—	(1,478)
Net income (loss) attributable to common stockholders	$14,876	$(4,966)	$(25,698)

Net income (loss) per common share
Basic (1)	$0.27	$(0.14)	$(1.68)
Diluted (1)	$0.27	$(0.14)	$(1.68)

Weighted average number of shares
Basic	54,980,325	35,481,538	15,282,725
Diluted	59,273,140	35,481,538	15,282,725

Cash dividends paid per common share	$0.91	$0.91	$0.34

(1) The basic and diluted income (loss) per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted.  No CCSs or CCUs had been converted as of December 31, 2006.